                                                                      EXHIBIT 12

                   WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (In thousands except ratios)

                                                        1995         1994         1993         1992         1991
                                                      ---------    ---------    ---------    ---------    ---------
 FIXED CHARGES:
  Interest on debt                                      $17,217       $8,847       $4,027       $3,026      $4,371
  Interest element of rentals                             4,690        5,110        4,563        3,391       3,525
                                                      ---------    ---------    ---------    ---------    ---------
 TOTAL FIXED CHARGES                                    $21,907      $13,957       $8,590       $6,417      $7,896
                                                      =========    =========    =========    =========    =========

 EARNINGS AVAILABLE TO COVER FIXED CHARGES:
  Net income (loss)                                    $(10,558)     $41,977      $35,175      $26,760     $14,234

  Add back:

  Provision (benefit) for income taxes                   (4,616)      16,958       13,635       10,292      18,523
  Undistributed earnings of affiliates                      189          868          905          (99)     (1,021)
  Fixed charges                                          21,907       13,957        8,590        6,417       7,896
                                                      ---------    ---------    ---------    ---------    ---------
 TOTAL EARNINGS AVAILABLE TO COVER FIXED CHARGES         $6,922      $73,760      $58,305      $43,370     $39,632
                                                      =========    =========    =========    =========    =========
 RATIO OF EARNINGS TO FIXED CHARGES                                     5.28         6.79         6.76        5.02
                                                                   =========    =========    =========    =========
 AMOUNT BY WHICH EARNINGS WERE INADEQUATE TO COVER
 FIXED CHARGES                                          $14,985(1)
                                                      =========


(1) Excluding the effect of acquisition-related costs and other unusual charges totaling $88,182,000, the 1995 ratio of earnings to fixed charges for the Company was 4.34.